Securities and Exchange Commission
Washington, D.C.  20549


FORM 8-K


Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934


Date of Report(Date of Earliest Event Reported): October 20, 1998


                  Dionex Corporation
(Exact name of Registrant as specified in its charter)


         California               		        94-2647429
(State or other jurisdiction of		     (I.R.S. Employer
incorporation or organization)			Identification No.)


           1228 Titan Way, Sunnyvale, CA           94086
(Address of principal executive offices)        (Zip code)


                  (408) 737-0700
(Registrant's telephone number, including area code)


ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

On October 20, 1998, pursuant to a Stock Purchase Agreement dated as of October 20, 1998 by and among the Registrant, "Zeus" Vierunddreissigste Beteiligungsgesellschaft mbH, a limited liability company organized under the laws of Germany and a wholly owned subsidiary of the Registrant ("Acquisition
Sub"), and each of the shareholders of Softron GmbH (the "Shareholders"), a limited liability company organized under the laws of Germany ("Softron"), the Registrant through Acquisition Sub purchased all of the issued and outstanding shares of Softron from the Shareholders for a cash purchase price of DM 34,000,000 (approximately $20.7 million on the closing date) (the "Acquisition"). In addition, the Shareholders have the right to receive an earn-out, to be paid by February 1, 1999, in the event Softron achieves certain business goals in calendar year 1998, which earn-out shall not exceed an aggregate of DM 6,000,000 (equivalent to approximately $3.7 million based on the October 20, 1998 exchange ratio of 1.64 marks to the dollar).
The purchase price paid at closing was paid in part from the Registrant's cash and cash equivalents and short-term investments and in part from borrowings under the Registrant's bank line of credit with Bank of America NTSA. The earn-out payment, if any, will be paid from cash generated from operations. The total purchase price was determined through arms' length negotiations between the Registrant and the Shareholders. The Acquisition will be treated by the Registrant as a purchase for accounting purposes.

Softron, which markets its products primarily in Europe, specializes in high performance liquid chromatography systems used by scientific, pharmaceutical and industrial laboratories to analyze the chemical components of compounds. The Registrant currently intends to maintain Softron as a wholly-owned subsidiary of Acquisition Sub and to have Softron continue to conduct its business as historically conducted.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

    	(a)   Financial Statements of Businesses Acquired.
	The Registrant believes that it would be impractical to provide the required financial statements at the time this Report
on Form 8-K is filed.   The Registrant intends to file the
required financial information as an amendment to this Form 8-K by January 4, 1999.
	(b)   Pro Forma Financial Information.
	The Registrant believes that it would be impractical to provide the required pro forma financial information at the time this Report on Form 8-K is filed. The Registrant intends to file the required financial information as an amendment to this Form 8-K by January 4, 1999.
(c) Exhibits.
Exhibit
No.                        Description
2.1 Stock Purchase Agreement, dated October 20, 1998, among the Registrant, "Zeus" Vierrunddreissigste Beteiligungsgesellschaft mbH and the shareholders of Softron GmbH (the Disclosure Schedule has been omitted as permitted pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"), but will be furnished supplementally to the SEC upon request).

20.1     Press release of the Registrant dated October 20,
         1998.

ITEM 9.    SALE OF EQUITY SECURITIES PURSUANT TO REGULATION S
In connection with the Acquisition, the Registrant allowed electing Shareholders to direct an aggregate of $1,388,002 of their cash proceeds to the purchase of an aggregate of 63,091 shares of common stock of the Registrant (the "Shares") pursuant to the Share Purchase Agreement, dated as of October 20, 1998, by and between the Registrant and each of the electing
Shareholders. The $22.00 per share price reflects the average closing price of such stock on the Nasdaq Stock Market for the twenty trading days ending 2 trading days before October 20, 1998. The Shares were sold in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), set forth in Regulation S promulgated thereunder. The Shares are subject to restrictions on transfer under the applicable provisions of Regulation S and carry a legend reflecting such restrictions. The Registrant has advised the electing Shareholders that the Shares are subject to restrictions on transfer for a minimum of one year from the date of acquisition and, absent registration, may be transferred only pursuant to an exemption from the registration requirements of the Securities Act or pursuant to an effective registration statement under the Securities. The Registrant obtained representations from the electing Shareholders to the effect that each such Shareholder was not a "U.S. Person" within the meaning of Regulation S and was acquiring the Shares for his own account for investment only, and not with a view towards their distribution. The offer of the Shares was made directly by the Registrant in an offshore transaction, and neither the Registrant, any of its affiliates, nor any person acting on behalf of any of the foregoing made any directed selling efforts with respect to the Shares in the United States.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             DIONEX CORPORATION
                             (Registrant)


Date:  October 30, 1998	    By:/s/Michael W. Pope
                    					    Michael W. Pope
                             Vice President, Finance and
                             Administration and Chief Financial
                             Officer (Principal Financial and
                             Accounting Officer)